Exhibit 8.2

Coliseum Acquisition Corp. c/o Ogier Global (Cayman) Limited 89 Nexus Way, Camana Bay, Grand Cayman KY1-9009, Cayman Islands	D +1 345 815 1877
E bradley.kruger@ogier.com

Reference: 427625.00003

November 22, 2024

Coliseum Acquisition Corp. (the Company)

We act as legal counsel to the Company for matters of Cayman Islands law only in connection with the transactions (the Business Combination) contemplated by the business combination agreement dated 25 June 2024 and amended on 22 August 2024 by and among Rain Enhancement Technologies, Inc., a Massachusetts corporation, Rain Enhancement Technologies Holdco, Inc., a Massachusetts corporation (Holdco), Rainwater Merger Sub 1, Inc., a Cayman Islands exempted company and wholly-owned subsidiary of Holdco, Rainwater Merger Sub 2A, Inc., a Massachusetts corporation and wholly-owned subsidiary of Coliseum, and the Company.

The Company has requested that we render our opinion as to certain tax matters relating to the Business Combination in connection with the registration statement on Form S-4, as amended (the Registration Statement), relating to the registration by Holdco of its securities to be issued in connection with the Business Combination, filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended.

Unless a contrary intention appears, all capitalised terms used in this opinion have the respective meanings set forth in Schedule 1. A reference to a Schedule is a reference to a schedule to this opinion and the headings herein are for convenience only and do not affect the construction of this opinion.

Ogier (Cayman) LLP 89 Nexus Way Camana Bay Grand Cayman, KY1-9009 Cayman Islands T +1 345 949 9876 F +1 345 949 9877 ogier.com	A list of Partners may be inspected on our website

Coliseum Acquisition Corp.

November 22, 2024

1	Documents examined

For the purposes of giving this opinion, we have examined the corporate and other documents listed in Schedule 1 (the Documents). We have not made any searches or enquiries concerning, and have not examined any documents entered into by or affecting the Company or any other person, save for the searches, enquiries and examinations expressly referred to in Schedule 1.

2	Assumptions

In giving this opinion we have relied upon the assumptions set forth in Schedule 2 without having carried out any independent investigation or verification in respect of those assumptions.

3	Opinion

On the basis of the examinations and assumptions referred to above and subject to the qualifications set forth in Schedule 3 and the limitations set forth below, we are of the opinion that the statements included in the Registration Statement under the heading “Material Cayman Islands Tax Considerations”, insofar as such statements summarise the laws of the Cayman Islands, are accurate and fairly represent in all material respects summaries of Cayman Islands laws and regulations.

4	Matters not covered

We offer no opinion:

(a)	as to any laws other than the laws of the Cayman Islands, and we have not, for the purposes of this opinion, made any investigation of the laws of any other jurisdiction, and we express no opinion as to the meaning, validity, or effect of references in the Documents to statutes, rules, regulations, codes or judicial authority of any jurisdiction other than the Cayman Islands;

(b)	except to the extent that this opinion expressly provides otherwise, as to the commercial terms of, or the validity, enforceability or effect of the documents reviewed (or as to how the commercial terms of such documents reflect the intentions of the parties), the accuracy of representations, the fulfilment of warranties or conditions, the occurrence of events of default or terminating events or the existence of any conflicts or inconsistencies among the documents and any other agreements into which the Company may have entered or any other documents; or

(c)	as to whether the acceptance, execution or performance of the Company’s obligations under the documents reviewed by us will result in the breach of or infringe any other agreement, deed or document entered into by or binding on the Company.

Coliseum Acquisition Corp.

November 22, 2024

5	Governing law of this opinion

5.1	This opinion is:

(a)	governed by, and shall be construed in accordance with, the laws of the Cayman Islands;

(b)	limited to the matters expressly stated in it; and

(c)	confined to, and given on the basis of, the laws and practice in the Cayman Islands at the date of this opinion.

5.2	Unless otherwise indicated, a reference to any specific Cayman Islands legislation is a reference to that legislation as amended to, and as in force at, the date of this opinion.

6	Consent

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and also consent to the reference to this firm in the Registration Statement. In the giving of our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the Rules and Regulations of the Commission thereunder.

Yours faithfully

/s/ Ogier (Cayman) LLP

Coliseum Acquisition Corp.

November 22, 2024

Schedule 1

Documents examined

1	The Certificate of Incorporation of the Company dated 5 February 2021 issued by the Registrar of Companies of the Cayman Islands (the Registrar).

2	The amended and restated memorandum of association of the Company adopted by special resolution passed on 26 February 2021 (the Memorandum).

3	The amended and restated articles of association of the Company adopted by special resolution passed on 22 June 2021 as further amended by special resolutions passed on 22 June 2023, 27 November 2023 and 24 September 2024 (the Articles of Association).

4	The Registration Statement.

5	A Certificate of Good Standing dated November 22, 2024 issued by the Registrar in respect of the Company.

6	A certificate dated on the date hereof as to certain matters of fact signed by a director of the Company in the form annexed hereto (the Director’s Certificate).

Coliseum Acquisition Corp.

November 22, 2024

Schedule 2

Assumptions

1	All original documents examined by us are authentic and complete.

2	All copy documents examined by us (whether in facsimile, electronic or other form) conform to the originals and those originals are authentic and complete.

3	All signatures, seals, dates, stamps and markings (whether on original or copy documents) are genuine.

4	Each of the Documents is accurate and complete as at the date of this opinion.

5	Where any Document has been provided to us in draft or undated form, that Document has been executed by all parties in materially the form provided to us and, where we have been provided with successive drafts of a Document marked to show changes from a previous draft, all such changes have been accurately marked.

6	The Memorandum and Articles are in full force and effect and have not been amended, varied, supplemented or revoked in any respect.

7	The Company has no direct or indirect interest in Cayman Islands real property.

8	The Company has taken all requisite corporate action to authorise the execution and delivery of the Director's Certificate.

9	The Director's Certificate has been duly authorised, executed and unconditionally delivered by or on behalf of the Company in accordance with all applicable laws.

10	In authorising the execution and delivery of the Documents by the Company, the exercise of its rights and performance of its obligations under the Documents, each of the directors of the Company has acted in good faith with a view to the best interests of the Company and has exercised the standard of care, diligence and skill that is required of him or her.

Coliseum Acquisition Corp.

November 22, 2024

Schedule 3

Qualifications

1	Cayman Islands stamp duty may be payable if a document is executed in, or brought to, the Cayman Islands (including being produced to a court of the Cayman Islands).